EXHIBIT 99.1

900 N. Michigan Avenue Suite 1600 Chicago, Illinois 60611 (312) 274-2000
Contact:

G. MARC BAUMANN
Executive Vice President and
Chief Financial Officer
Standard Parking Corporation
(312) 274-2199
mbaumann@standardparking.com

FOR IMMEDIATE RELEASE

Standard Parking Corporation Announces Dates for Release of 2010
Results and 2011 Annual Meeting

Chicago, IL – February 23, 2011 – Standard Parking Corporation (NASDAQ: STAN) today announced that it expects to release fourth quarter and full year 2010 earnings on Wednesday, March 9, 2011 after the close of market.  On Thursday, March 10, 2011, the Company will host a conference call at 10:00 AM (CT) that can be accessed via webcast at www.standardparking.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.standardparking.com, at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

The company also announced that its 2011 annual shareholders meeting will be held at 8:30 AM (CT) on April 29, 2011 at The Talbott Hotel, 20 East Delaware Place, Chicago, Illinois 60611. It also set March 11, 2011 as the record date for determining shareholders of the company who are entitled to vote at the meeting.

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services.  The Company, with over 11,000 employees, manages approximately 2,100 facilities, containing 1.2 million parking spaces in approximately 340 cities across the United States and five Canadian provinces, including parking-related and shuttle bus operations serving more than 60 airports.
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